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Exhibit 23.05

June 15, 2001

Southwestern Public Service Company
SPS Tower
Tyler at Sixth Street
Amarillo, Texas 79170

To whom it may concern:

      In connection with the registration statement on Form S-3 relating to the potential offer for sale from time to time up to $500,000,000 debt securities offering of Southwestern Public Service Company, we hereby consent to the references to our firm in the prospectus filed as part of such registration statement and the documents incorporated therein.

Very truly yours,
FOULSTON & SIEFKIN L.L.P. Topeka Office /s/ Robert A. Fox Robert A. Fox

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  Exhibit 23.05